SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ PreliminaryProxy Statement	☐ Confidential, For Use of the Commission Only(as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Under Rule 14a-12

Peerless Systems Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

May 15, 2003

To our Stockholders:

You are invited to attend the 2003 Annual Meeting of Stockholders of Peerless Systems Corporation to be held at our corporate headquarters on Thursday, June 19, 2003 at 2:00 P.M. Pacific Daylight Time. We look forward to meeting you at the Annual Meeting.

During this past fiscal year, we successfully executed our business plan and achieved the following:

✓	Brought new and innovative controller products to the imaging marketplace—including our new Sierra technology;

✓	Developed relationships with new OEMs in new geographical markets including the People’s Republic of China and the controller distribution channels;

✓	Reached profitability for the full year and in three of the past four quarters; and

✓	Strengthened our balance sheet with solid working capital management, increased cash reserves and liquidity.

We believe that our efforts over the last fiscal year have once again established Peerless Systems as one of the technology leaders in the design of controllers for printers, copiers and multifunction products. We will continue to build on our recent successes and our goals for this year include:

✓	To increase our share in the office color printing and multifunction products markets;

✓	To increase our market share in the growing Asian markets, particularly the People’s Republic of China; and

✓	To execute our product strategies with increased OEM licensing design wins in the office market and with the initial sale of our own products into the distribution channels.

During fiscal years 2002 and 2003, we implemented a number of improvements in internal controls and corporate governance. Good ethics, open disclosure and employee accountability are the guiding principles of our everyday lives at Peerless Systems. These principles are the cornerstones of our business statement and we will continue to maintain and improve upon our corporate governance.

At this year’s Annual Meeting, we are asking for your support and approval of:

✓	The election of four directors to our Board of Directors;

✓	The ratification of our selection of Ernst & Young LLP as our independent auditors; and

✓	An amendment to the Company’s 1996 Equity Incentive Plan, as amended and restated, to increase the aggregate number of shares of Common Stock authorized for issuance under the plan by 700,000 shares.

The Board of Directors unanimously believes that the election of its nominees for directors, the ratification of its selection of independent auditors and the approval of the amendment to the 1996 Equity Incentive Plan are in the best interests of Peerless Systems and its stockholders. Accordingly, the Board recommends a vote FOR election of each of the nominees for director and FOR proposals 2 and 3.

It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. You may vote on the Internet, by telephone or by completing and mailing the enclosed proxy card. Voting over the Internet, by phone or by written proxy will ensure your shares are represented at the Annual Meeting. Please review the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these voting options.

We believe Peerless Systems is now positioned for growth. We are driving forward to successfully execute our strategy and striving to increase shareholder value each and every day.

As we work to improve our performance and results of operations, we thank you for your continued support. We wish you the best in the coming year.

Best regards,

Howard Nellor President and CEO Peerless Systems Corporation

2003 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	1
SOLICITATION OF PROXIES	1
Voting Electronically via the Internet or by Telephone	1
Revocability of Proxies	2
VOTING RIGHTS AND OUTSTANDING SHARES	2
PROPOSAL NO. 1: ELECTION OF DIRECTORS	4
Director Nominees	4
Composition of the Board of Directors	5
Board of Directors Committees and Meetings	5
Director Compensation	6
Vote Required	6
PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS	7
Vote Required	7
PROPOSAL NO. 3: APPROVAL OF AMENDMENT TO THE 1996 EQUITY INCENTIVE PLAN, AS AMENDED AND RESTATED, TO INCREASE THE NUMBER OF AUTHORIZED SHARES BY 700,000 SHARES	8
General	8
Purpose	8
Administration	8
Eligibility	9
Stock Subject to the Incentive Plan	9
Discretionary Option Grants	9
Automatic Option Grants to Non-Employee Directors	10
Restricted Stock and Stock Bonuses	10
Payment	10
Bylaw Prohibition on Repricing.	11
Adjustment Provisions	11
Effect of Certain Corporate Events	11
Duration, Amendment and Termination	11
Certain Federal Income Tax Consequences	12
Vote Required	13
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	14
EXECUTIVE OFFICERS	15
EXECUTIVE COMPENSATION AND OTHER MATTERS	17
Summary Compensation Table	17
Stock Option Grants and Exercises	18
Employment and Severance Agreements	18
Equity Compensation Plan Information	19
FEES PAID TO INDEPENDENT PUBLIC ACCOUNTANTS	19
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	20
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	20
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION	20
Executive Compensation Philosophy	20
Executive Compensation Components	21
Approval of an Amendment to the Incentive Plan	22
CEO Compensation	22
Tax Deductibility of Executive Compensation	22
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	23
PERFORMANCE MEASUREMENT COMPARISON	24
OTHER MATTERS	25
AVAILABLE INFORMATION	25

PEERLESS SYSTEMS CORPORATION

2381 Rosecrans Avenue

El Segundo, CA 90245

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 19, 2003

Dear Stockholder:

You are invited to attend the Annual Meeting of Stockholders of Peerless Systems Corporation (the “Annual Meeting”), a Delaware corporation (the “Company”), which will be held on June 19, 2003, at 2:00 P.M. Pacific Daylight Time at the Company’s offices located at 2381 Rosecrans Avenue, El Segundo, California 90245 for the following purposes:

1.	To elect four directors to serve for the ensuing year and until their successors are elected.

2.	To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending January 31, 2004.

3.	To approve the amendment of the Company’s 1996 Equity Incentive Plan, as amended and restated, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 700,000 shares.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors of the Company has fixed the close of business on April 24, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof. Accompanying this Notice of Annual Meeting of Stockholders and Proxy Statement for Annual Meeting of Stockholders is a copy of the Company’s Annual Report on Form 10-K for its fiscal year ended January 31, 2003, as filed with the Securities and Exchange Commission (the “SEC”). You may also obtain an electronic version our Annual Report on Form 10-K from the Securities and Exchange Commission’s website located at www.sec.gov or from our website located at www.peerless.com.

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. You can also vote your shares over the Internet or by telephone. Voting instructions for Internet and telephone voting are printed on the proxy card. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

By Order of the Board of Directors

Denis W. Retoske

Vice President, General Counsel and Secretary

El Segundo, California

May 15, 2003

PEERLESS SYSTEMS CORPORATION

2381 Rosecrans Avenue

El Segundo, CA 90245

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 19, 2003

SOLICITATION OF PROXIES

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board of Directors”) of Peerless Systems Corporation, a Delaware corporation (the “Company” or “Peerless”), for the Company’s 2003 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 19, 2003 at 2:00 P.M. Pacific Daylight Time, and at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company’s offices located at 2381 Rosecrans Avenue, El Segundo, California 90245. Directions and a map to the Company’s offices can be found at the Company’s website, www.peerless.com. The Company intends to mail this proxy statement and the accompanying proxy card, and our Annual Report on Form 10-K on or about May 15, 2003 to all stockholders entitled to vote at the Annual Meeting. You may also obtain an electronic version our Annual Report on Form 10-K from the SEC’s website located at www.sec.gov or from our website located at www.peerless.com.

All shares of our Common Stock that are entitled to vote and that are represented at the Annual Meeting by properly executed proxies received at or prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions specified on the proxies. If no instructions are specified, the proxies will be voted FOR:

✓	The election of four directors to serve on our Board of Directors.

✓	The ratification of our selection of Ernst & Young LLP as our independent auditors.

✓	The amendment to the Company’s 1996 Equity Incentive Plan, as amended and restated, to increase the aggregate number of shares of Common Stock authorized for issuance under the plan by 700,000 shares.

If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the proxy will have discretion to vote on these matters in accordance with their best judgment.

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. The Company has retained MacKenzie Partners, Inc. to solicit proxies for a fee of $12,500 plus reimbursement of reasonable expenses. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock (as defined below) for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, Internet or personal solicitation by the directors, officers or other regular employees. No additional compensation will be paid to the directors, officers or other regular employees for such services.

Voting Electronically via the Internet or by Telephone

Stockholders also have the choice of voting over the Internet or using a toll-free telephone number. Please refer to your proxy card enclosed with this proxy statement or the information forwarded by your bank, broker or other holder of record to see which options are available to you. The telephone voting facilities for stockholders of record will close at 9:00 A.M. Pacific Daylight Time on June 18, 2003 and the Internet voting facilities for stockholders of record will close at 10:00 A.M. Pacific Daylight Time on June 18, 2003. The telephone and Internet voting procedures are designed to authenticate you as a stockholder by use of a control number and to allow you to confirm that your instructions have been properly recorded.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

•	filing with our Secretary, at or before the voting at the Annual Meeting, a written notice of revocation bearing a later date than the proxy; or

•	duly executing a proxy with a later date and delivering it to our Secretary before the voting at the Annual Meeting; or

•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not by itself constitute a revocation of a proxy.

Any written notice of revocation or subsequent proxy should be sent to Peerless Systems Corporation, 2381 Rosecrans Avenue, El Segundo, CA 90245, Attention: Secretary, or hand delivered to our Secretary at or before the voting at the Annual Meeting.

VOTING RIGHTS AND OUTSTANDING SHARES

Only stockholders of record as of the close of business on April 24, 2003 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 24, 2003, the Company had 15,485,173 shares of common stock, par value $0.001 per share (“Common Stock”), issued and outstanding and 136 holders of record. Each holder of record of Common Stock on such date will be entitled to one (1) vote for each share held on all matters to be voted upon at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

The Company’s Bylaws (the “Bylaws”) provide that a majority of all of the shares of Common Stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Shares of our Common Stock represented in person or by proxy will be counted for the purpose of determining whether a quorum is present at the Annual Meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and the broker does not have discretionary voting power on such proposal) will be counted as shares that are present for purposes of determining the presence of a quorum.

For the election of the nominees to the Board of Directors, the four nominees receiving the highest vote totals will be elected. Accordingly, abstentions will not affect the outcome of the election of the nominees to the Board of Directors. The election of directors is a matter on which a broker or other nominee has discretionary voting authority. Accordingly, no broker non-votes will result from this proposal. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.

The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting is required to ratify selection of Ernst & Young LLP as independent auditors for the fiscal year ending January 31, 2004. Abstentions will have the same effect as a vote against this proposal. The ratification of Ernst & Young LLP is a matter on which a broker or other nominee has discretionary voting authority. Accordingly, no broker non-votes will result from this proposal.

In order for the amendment to the 1996 Equity Incentive Plan to be approved by the holders, the affirmative vote by the holders of a majority of shares present or represented by proxy and entitled to vote on the proposal is required. For these purposes, abstentions will have the same effect as a vote against this proposal, and broker non-votes are not entitled to vote and thus will have no effect. However, brokers and other nominees will have discretionary voting authority on the proposal concerning our 1996 Equity Incentive Plan, broker-non votes will not result on this proposal.

The Board of Directors recommends you vote “FOR”:

✓	The election of four directors to our Board of Directors.

✓	The ratification of our selection of Ernst & Young LLP as our independent auditors.

✓	The amendment to the Company’s 1996 Equity Incentive Plan, as amended and restated, to increase the aggregate number of shares of Common Stock authorized for issuance under the plan by 700,000 shares.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

There are four nominees for the four positions presently authorized for the Board of Directors in accordance with the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) and Bylaws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has been qualified, or earlier, upon such director’s death, resignation or removal.

The names and certain information concerning the persons nominated by the Nominating Committee of the Board of Directors (the “Nominating Committee”) to serve as directors at the Annual Meeting are set forth below. It is intended that shares represented by the proxies will be voted FOR the election to the Board of Directors of the nominees named below unless authority to vote for nominees has been withheld in the proxy. Although each of the persons nominated has consented to serve as a director if elected and the Board of Directors has no reason to believe that any of the nominees will be unable to serve as a director, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Nominating Committee. The following information regarding the nominees, each of whom is currently a director, is relevant to your consideration of the slate proposed by the Nominating Committee.

Director Nominees

The names of the nominees and certain information about them as of April 30, 2003 are set forth below:

Name	Age	Principal Occupation/ Position Held with the Company	Director Since
Robert G. Barrett	58	Director	1991
Louis C. Cole	59	Director	2001
Howard J. Nellor	64	Director, President and Chief Executive Officer	2000
Robert L. North	67	Director	1996

Robert G. Barrett has served the Company as a director since March 1991. Mr. Barrett is a general partner of Financial Technology Ventures, a venture capital fund specializing in financial technologies. Prior to joining Financial Technology Ventures, he was a founder and a managing partner of Battery Ventures, Inc., a venture capital fund specializing in communication and software investment. Presently, Mr. Barrett serves as a director of Brooktrout Technology, Inc., an electronic components manufacturer and Nasdaq listed company, Corillian Corporation, a financial services software company also listed on Nasdaq, and several privately held high technology companies. Mr. Barrett received an A.B. in History and an M.B.A. from Harvard University.

Louis C. Cole has served the Company as a director since June 2001. From July 1989 to May 2001, Mr. Cole served as President, Chief Executive Officer and Chairman of the Board of Legato Systems, Inc., an enterprise storage management software company listed on Nasdaq. During this twelve-year period, he saw the company through its initial public offering and was responsible for the growth of its annual revenue to $251.1 million. Prior to joining Legato, Mr. Cole was a founder of Combinet, Inc., a pioneer in the development of ISDN solutions that was acquired by Cisco Systems in 1995. Before founding Combinet, Mr. Cole served as Executive Vice President of Novell, Inc., with responsibility for all operations divisions. Prior to joining Novell, Inc., Mr. Cole was President of CXI, Inc., which was acquired by Novell in 1987. Before serving at CXI, Mr. Cole spent five years with National Advanced Systems as Vice President of Corporate Services, and eight years at Fairchild Camera and Instrument in a variety of Information Services management positions. He currently serves on the boards of directors for Tricord Systems, Inc. and Rogue Wave Software, Inc., both publicly-traded companies, as well as several privately held companies. Mr. Cole holds a B.S. in Mathematics and Education from Edinboro University of Pennsylvania.

Howard J. Nellor has served the Company as a director and as our President and Chief Executive Officer since November 2000. From April 2000 through October 2000, Mr. Nellor served the Company as our interim President and Chief Executive Officer. From 1997 to April 2000, Mr. Nellor was a consultant to the

Company, during which time he focused on business process re-engineering and software product development. Mr. Nellor has 39 years of experience in the development of high technology products. He has held numerous management positions over the course of his career. From 1987 to April 2000, Mr. Nellor managed his own consulting company and, during the 13 years of consulting, he worked with clients primarily to assist in the management of crisis and turnaround situations. These consulting assignments were in hi-tech fields and included software, robotics, hardware, systems engineering, executive management training and development, customer service, and general accounting. Mr. Nellor’s assignments frequently required the stabilization of corporate performance in companies undergoing management changes. He also has extensive education and training in organizational development. Mr. Nellor’s experience includes over 20 years with TRW, Inc., including communication satellite program management and many internal technical management positions. He holds a B.S. in Engineering from the University of Nebraska and an M.B.A. from Pepperdine University.

Robert L. North has served the Company as a director since July 1996. Mr. North was the Chief Executive Officer of HNC Software from 1987 until his retirement in January 2000. He currently also serves as a director of Digital Insight, Centor Software, Neighborhood Bankcorp and WebCapital. For 21 years prior to that time, Mr. North was employed by TRW, Inc.’s Electronic Systems Group, most recently as Vice President and General Manager. Prior to that time, he was a member of the technical staff for the Satellite Central Office of Aerospace Corporation. Mr. North received a B.S. and an M.S. in Electrical Engineering from Stanford University.

Composition of the Board of Directors

All directors are elected by the holders of Common Stock. Members of the Board of Directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships among the directors and officers and no director has any understanding between him and any other persons(s) pursuant to which such director was elected.

The Company currently has four authorized directors, three of whom are independent as defined under applicable Nasdaq listing standards and the Bylaws. Since the Annual Meeting held for the Company’s fiscal year 2002, a majority of the Company’s directors have been independent. Our Bylaws require that the Company have a majority of independent directors—subject to certain hardship exceptions.

Board of Directors Committees and Meetings

During the fiscal year ended January 31, 2003, the Board of Directors held six meetings and acted by written consent on three occasions. The Board of Directors has an Audit Committee (the “Audit Committee”), a Compensation Committee (the “Compensation Committee”) and a Nominating Committee (the “Nominating Committee”). During the fiscal year ended January 31, 2003, each director attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which he served that were held during the period for which he was a director or committee member, respectively.

The Audit Committee consists of Messrs. Barrett, Cole and North (Chairman), each of whom is independent as required by the applicable Nasdaq listing standards and pursuant to the Bylaws. The Audit Committee reviews the scope and coverage of the internal audit, external audit, and credit review activities. The Audit Committee also reviews annually, together with management, the independent public accountant and the Company’s general auditor, the contents and conclusions of the audited financial statements. In addition, the Audit Committee recommends a qualified firm of independent public accountants for approval by the Board of Directors and ratification by the stockholders. During the fiscal year ended January 31, 2003, the Audit Committee held four meetings and acted by written consent on two occasions. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, a copy of which has been filed with the SEC. The Audit Committee expects to review and revise its charter to address any requirements Nasdaq or the SEC may impose during 2003 or thereafter as a result of the Sarbanes-Oxley Act of 2002 or otherwise.

The Compensation Committee also consists of Messrs. Barrett (Chairman), Cole and North. The responsibilities of the Compensation Committee include oversight, development and administration of the total compensation program for executive officers and other key employees, and the Company’s incentive and equity plans and other employee benefit plans. During the fiscal year ended January 31,2003, the Compensation Committee held four meetings and acted by written consent on three occasions.

The Nominating Committee, which also consists of Messrs. Barrett, Cole (Chairman) and North, develops the policy on the size of the Board of Directors, reviews potential candidates for Board of Directors membership and exclusively makes nominations for persons to serve on the Board of Directors. During the previous fiscal year, the Nominating Committee held one meeting. The Nominating Committee will consider stockholder suggestions for nominees for directors nominated by stockholders upon submission in writing to the Secretary of the Company of the names of such nominees in accordance with the Company’s Bylaws. Suggestions should be submitted to the Chairman of the Nominating Committee, c/o Secretary, Peerless Systems Corporation, 2381 Rosecrans Avenue, El Segundo, CA 90245.

Director Compensation

Non-employee directors of the Company receive $1,000 for each Board of Directors meeting attended and $500 for each committee meeting attended. All directors are reimbursed for expenses incurred in connection with service on the Board of Directors.

Pursuant to our 1996 Equity Incentive Plan, each non-employee director automatically receives options to purchase 26,666 shares of Common Stock in connection with his initial election to the Board of Directors and receives options to purchase 3,333 shares of Common Stock on the date of each annual stockholder meeting at which he is re-elected. Options for non-employee directors vest at a rate of 25% on the first anniversary of the date of grant and 1/48th of the shares subject to the option vest each month thereafter for the following three years. For the fiscal year ended January 31, 2003, each of Messrs. Barrett, Cole and North were granted options to purchase 3,333 shares of Common Stock with an exercise price of $1.45 per share on June 20, 2002.

Vote Required

The four nominees receiving the highest vote totals will be elected. The election of directors is a matter on which a broker or other nominee has discretionary voting authority.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE ABOVE NOMINEES.

PROPOSAL NO. 2:

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected Ernst & Young LLP as the independent auditors for the fiscal year ending January 31, 2004 and has further directed that management submit the selection of the independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has been engaged as the independent auditors since September 1999. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. The representatives from Ernst & Young will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the independent auditors is not required by the Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Vote Required

The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting is required to ratify selection of Ernst & Young LLP as independent auditors for the fiscal year ending January 31, 2004. Abstentions will have the same effect as a vote against this proposal. The ratification of Ernst & Young LLP is a matter on which a broker or other nominee has discretionary voting authority. Accordingly, no broker non-votes will result from this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE COMPANY’S FISCAL YEAR ENDING JANUARY 31, 2004.

PROPOSAL NO. 3:

APPROVAL OF AMENDMENT TO THE 1996 EQUITY INCENTIVE PLAN, AS AMENDED AND RESTATED, TO INCREASE THE NUMBER OF AUTHORIZED SHARES BY 700,000 SHARES

The Board of Directors approved an amendment to the 1996 Equity Incentive Plan, as amended and restated (the “Incentive Plan”), increasing the number of shares available for issuance under the Incentive Plan by 700,000 shares, subject to stockholder approval pursuant to this proxy statement. The amendment increases the authorized number of shares under the Incentive Plan from 3,966,666 shares of the Company’s Common Stock to an aggregate of 4,666,666 shares. The Board of Directors adopted this amendment to ensure that the Company can continue to grant stock options to provide sufficient incentives to our employees. The Company’s Board of Directors recommends to its stockholders that they approve the proposed amendment.

As of April 30, 2003 and without giving effect to the proposed amendment, 303,175 shares (plus any shares that might in the future be returned to the Incentive Plan as a result of cancellations or expiration of options) remained available for future grant under the Incentive Plan. During the fiscal year ended January 31, 2003, the Company granted (i) options to purchase 553,374 shares at exercise prices of $0.99 to $1.85 per share to all employees (excluding executive officers), (ii) options to purchase 231,000 shares at exercise prices of $1.06 to $1.22 per share to executive officers; and (iii) options to purchase 9,999 shares at an exercise price of $1.45 to all non-employee directors.

The principal features of the Incentive Plan are summarized below, but this summary is qualified in its entirety by the Incentive Plan, which governs in the event of any inconsistency between this summary and the Incentive Plan. A copy of the full text of the Incentive Plan is an exhibit to a Form S-8 Registration Statement (333-73562) that the Company filed with the SEC on November 16, 2001 and the complete text of the Amendment to the Incentive Plan appears as Annex A to this proxy statement.

General

The Incentive Plan provides for the grant of incentive stock options to selected employees and non-statutory stock options, restricted stock purchase awards and stock bonuses to selected employees, directors and consultants of the Company and its subsidiaries. Incentive stock options granted under the Incentive Plan are intended to qualify as “incentive stock options”, or “ISOs”, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Non-statutory stock options, or “NSOs”, granted under the Incentive Plan are intended not to qualify as incentive stock options under the Code. See “Certain Federal Tax Consequences” for a discussion of the tax treatment of incentive and non-statutory stock options.

Purpose

The Incentive Plan was adopted to provide a means by which selected officers, directors and employees of and consultants to the Company and its Affiliates could be given an opportunity to purchase Common Stock in order to further align the interests of the officers, directors, employees and consultants of the Company with those of the Company’s stockholders. The Incentive Plan also assists in retaining the services of employees holding key positions, securing and retaining the services of persons capable of filling such positions and providing incentives for such persons to exert maximum efforts for the success of the Company. All of the Company’s approximately 123 employees, directors and consultants are eligible to participate in the Incentive Plan.

Administration

Pursuant to the Incentive Plan provisions concerning plan administration, the Board of Directors has delegated the administration of the Incentive Plan to the Compensation Committee of the Board of Directors. The

Compensation Committee is intended to be comprised solely of “non-employee directors” for purposes of Section 16 of the Exchange Act and “outside directors” for purposes of Section 162(m) of the Code. The Compensation Committee has the power to construe and interpret the Incentive Plan and, subject to the provisions of the Incentive Plan, to determine the types of awards to be granted, the persons to whom and the dates on which awards will be granted, the number of shares to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award.

Eligibility

Incentive stock options may be granted to selected employees (including officers) of the Company. In addition, selected key employees (including officers), directors and consultants are eligible to receive non-statutory stock options and other awards under the Incentive Plan.

No incentive stock option may be granted to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

No person may be granted options under the Incentive Plan during any calendar year to purchase in excess of 253,333 shares of Common Stock. This limitation permits the Company under Section 162(m) of the Code to continue to be able to deduct as a business expense certain compensation attributable to the exercise of options granted under the Incentive Plan. See “Federal Income Tax Information” below for a discussion of the application of Section 162(m).

Stock Subject to the Incentive Plan

Subject to approval of this Proposal No. 3 by the stockholders and after giving effect to this proposed amendment, an aggregate of 4,666,666 shares are reserved for issuance under the Incentive Plan, with approximately 1,003,175 shares (plus any shares that might in the future be returned to the Incentive Plan as a result of cancellations or expiration of options) remaining available for future grant under the Incentive Plan. If awards granted under the Incentive Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such awards again becomes available for issuance under the Incentive Plan.

Discretionary Option Grants

The following is a description of the permissible terms of options granted on a discretionary basis by the Compensation Committee under the Incentive Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

Exercise Price.    The exercise price of incentive stock options under the Incentive Plan may not be less than 100% of the fair market value of our Common Stock on the date of option grant, and, in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. While the Incentive Plan provides that non-statutory options may not have an exercise price less than 85% of the fair market value of our Common Stock on the date of option grant, our Bylaws provide that the exercise price of options granted by the Company cannot be less than 100% of the fair market value of our Common Stock on the date of option grant. The fair market value is defined under the Incentive Plan to equal the closing price of our Common stock on the trading day prior to the grant date. On May 6, 2003, the closing price of the Company’s Common Stock as reported on the Nasdaq National Stock Market was $1.70 per share.

Option Vesting.    Options granted under the Incentive Plan become exercisable in cumulative increments (“vest”) as determined by the Compensation Committee. Shares covered by currently outstanding options under the Incentive Plan typically vest over four to five years at the rate of 25% to 20% per year after the grant date during the optionee’s employment or services as a director or consultant. Shares covered by options granted in the future under the Incentive Plan may be subject to different vesting terms. Vesting ceases upon a termination of employment, consultancy or directorship for any reason. The Compensation Committee has the authority to accelerate the time during which an option may be exercised. While generally not exercised, the Compensation Committee has authority to: (i) grant options to be exercised prior to vesting, but in such event the Company would be allowed to repurchase the shares not yet vested at their exercise price should the optionee leave the employ of the Company before vesting and (ii) grant re-load options, wherein the holder would be granted a new option (with an exercise price equal to the then current fair market value) upon the exercise of an existing option.

Term and Expiration.    The maximum term of options granted under the Incentive Plan (including automatic grants to non-employee directors) is ten (10) years, except that in certain cases (see “Eligibility”) the maximum term is five (5) years. All options granted under the Incentive Plan, however, terminate earlier following termination of the optionee’s employment or relationship as a consultant or director of the Company, the optionee’s disability or the optionee’s death, each as specified in the option agreement.

Restrictions on Transfer.    Under the Incentive Plan, an incentive stock option may not be transferred by the optionee other than by will or by the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by the optionee. The Compensation Committee may grant a non-statutory stock option that is transferable and, in any case, an optionee may designate in writing a third party that may exercise the option in the event of the optionee’s death. In addition, shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer that the Compensation Committee deems appropriate.

Automatic Option Grants to Non-Employee Directors

Upon the date of the Company’s initial public offering, each non-employee director of the Company at that time was automatically granted an option to purchase 26,666 shares of common stock. As to any non-employee director first elected or appointed after the Company’s IPO, options to purchase 26,666 shares of common stock are automatically granted to such new non-employee director upon his initial election or appointment. Following these initial grants, each non-employee director is automatically granted on the date of each annual stockholders meeting, at which meeting such non-employee director is re-elected (and has continuously serviced in that capacity for at least the prior six months) options to purchase 3,333 shares of common stock. All options automatically granted to non-employee directors have an exercise price equal to 100% of the fair market value of our common stock on the date of grant, and vest 25% on the first anniversary of the option grant date, and 1/48th on each month thereafter, such that the options are 100% vested after four years.

Restricted Stock and Stock Bonuses

Restricted stock may be sold to employees, directors and consultants at various prices, but not below 85% of the fair market value on the date of grant, and made subject to such conditions and restrictions as determined by the Compensation Committee. Stock bonuses may be granted to employees, directors and consultants in consideration of past services actually rendered to the Company and may be made subject to and made subject to such conditions and restrictions as determined by the Compensation Committee. Restricted stock may be repurchased by the Company at the original purchase price if the conditions or restrictions are not met. In general, restricted stock and stock bonuses may not be sold or otherwise transferred or hypothecated, until any applicable restrictions or conditions are removed or expire.

Payment

The exercise price of options, the purchase price of restricted stock and certain tax withholding obligations may be paid either: (a) in cash; or (b) at the discretion of the Compensation Committee, (i) by delivery of already-owned shares of Common Stock, (ii) pursuant to a deferred payment arrangement (as permitted by law), (iii) in any other form of legal consideration acceptable to the Compensation Committee, or (iv) for tax withholding obligations due upon option exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned stock of the Company or by a combination of these means.

Bylaw Prohibition on Repricing.

Although the Incentive Plan gives the Compensation Committee the authority to reprice options or exchange outstanding options for new lower priced options, our Bylaws prohibit the repricing of any options and the exchange of any outstanding stock options for new lower-priced stock options without the approval of a majority of the voting power of all the shares of our voting stock that are present and voting. This provision of the Bylaws may only be amended by approval of a majority of the voting power of all the shares of the voting stock that are present and voting.

Adjustment Provisions

If there is any change in the stock subject to the Incentive Plan or subject to any award granted under the Incentive Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Incentive Plan and awards outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to such plan, the maximum number of shares which may be granted to an individual during a calendar year, and the class, number of shares and price per share of stock subject to such outstanding awards.

Effect of Certain Corporate Events

In the event of a dissolution or liquidation of the Company, specified type of merger or other corporate reorganization, to the extent permitted by law, any surviving corporation will be required to either assume awards outstanding under the Incentive Plan or substitute similar awards for those outstanding under such plan, or such outstanding awards will continue in full force and effect. In the event that any surviving corporation declines to assume or continue awards outstanding under the Incentive Plan, or to substitute similar awards, then the time during which such awards may be exercised will be accelerated and the awards terminated if not exercised during such time. The acceleration of an award in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

Duration, Amendment and Termination

The Compensation Committee may suspend or terminate the Incentive Plan without stockholder approval or ratification at any time or from time to time. Unless terminated earlier, the Incentive Plan will terminate in May 2006.

The Compensation Committee may also amend the Incentive Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company if the amendment requires stockholder approval in order to comply with Rule 16b-3 under the Exchange Act or satisfy the requirements of Section 422 of the Code or any Nasdaq or securities exchange listing. The Compensation Committee may submit any other amendment to the Incentive Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

Certain Federal Income Tax Consequences

The federal income tax consequences of the Incentive Plan under current federal income tax law are summarized in the following discussion that deals with the general tax principles applicable to the Incentive Plan, and is intended for general information only. In addition, the tax consequences described below are subject to the limitations of Code Section 162(m), as discussed in further detail below. Alternative minimum tax and other federal taxes and foreign, state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

Nonqualified Stock Options.    For federal income tax purposes, the recipient of NSOs granted under the Incentive Plan will not have taxable income upon the grant of the option, nor will the Company then be entitled to any deduction. Generally, upon exercise of NSOs the optionee will realize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the stock at the date of exercise.

Incentive Stock Options.    An optionee generally will not recognize taxable income upon either the grant or exercise of an ISO. However, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price will be an “item of tax preference” for the optionee. Generally, upon the sale or other taxable disposition of the shares of Common Stock acquired upon exercise of an ISO, the optionee will recognize income taxable as capital gains in an amount equal to the excess, if any, of the amount realized in such disposition over the option exercise price, provided that no disposition of the shares has taken place within either (a) two years from the date of grant of the ISO or (b) one year from the date of exercise. If the shares of Common Stock are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the ISO exercise price and the fair market value of the shares on the date of exercise generally will be taxable as ordinary income; the balance of the amount realized from such disposition, if any, generally will be taxed as capital gain. If the shares of Common Stock are disposed of before the expiration of the one-year and two-year periods and the amount realized is less than the fair market value of the shares at the date of exercise, the optionee’s ordinary income generally is limited to the excess, if any, of the amount realized in such disposition over the option exercise price paid. The Company (or other employer corporation) generally will be entitled to a tax deduction with respect to an ISO only to the extent the optionee has ordinary income upon sale or other disposition of the shares of Common Stock.

An option will only qualify as an incentive stock option to the extent that the aggregate fair market value of the shares with respect to which the option becomes exercisable for the first time in any calendar year is equal to or less than $100,000. For purposes of this rule, the fair market value of shares shall be determined as of the date the incentive stock option is granted. To the extent an incentive stock option is exercisable for shares in excess of this $100,000 limitation, the excess shares shall be taxable under the rules for “Nonqualified Stock Options,” described above.

Restricted Stock.    A participant to whom restricted stock is issued will not have taxable income upon issuance and the Company will not then be entitled to a deduction, unless an election is made under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to repurchase by the Company, the participant will realize ordinary income and the Company will be entitled to a deduction in an amount equal to the fair market value of the shares at the date such restrictions lapse, less the purchase price therefor. If an election is made under Section 83(b), the participant will realize ordinary income at the date of issuance equal to the difference between the fair market value of the shares at that date less the purchase price therefore and the Company will be entitled to a deduction in the same amount.

Stock Bonuses.    A participant who receives a stock payment as a bonus that would otherwise have been made in cash will be taxed as if a cash payment has been received, and the Company will have a deduction in the same amount.

Section 162(m).    Under Code Section 162(m), in general, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and nonqualified benefits paid in 1994 and thereafter) for certain executive officers exceeds $1 million in any one taxable year. However, under Code Section 162(m), the deduction limit does not apply to certain “performance-based” compensation established by an independent compensation committee which conforms to certain restrictive conditions stated under the Code and related regulations. To the extent granted with a fair market value exercise price, options granted under the Incentive Plan are intended to qualify as “performance-based” under Section 162(m) of the Code.

Vote Required

In order for the amendment to the Incentive Plan to be approved by the stockholders, the affirmative vote by the stockholders of a majority of shares present or represented by proxy and entitled to vote on the proposal is required. For these purposes, abstentions will have the same effect as a vote against the proposal, and broker non-votes are not entitled to vote and thus will have no effect. As brokers and other nominees will have discretionary voting authority on the proposal concerning the Incentive Plan, broker-non votes will not result on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF AMENDMENT TO THE INCENTIVE PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES BY 700,000 SHARES.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Common Stock as of April 24, 2003 by: (i) each director (each of whom is a nominee); (ii) each of the Named Executive Officers (as defined in the Summary Compensation Table, below); (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of the outstanding Common Stock. The business address of each of the Company’s directors and named executive officers is the Company’s address unless otherwise stated in the table below.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Shares of Common Stock	Outstanding Options Exercisable Within 60 Days	Percent of Total
Directors and Named Executive Officers
Robert G. Barrett	103,691	44,997	*
Louis C. Cole	0	21,404	*
Ronald J. Davis	0	125,709	*
William R. Neil	20,169	189,092	1.3%
Howard J. Nellor	91,911	284,000	2.4%
Robert L. North	0	44,997	*
Eric Random	2,469	165,798	1.1%
Denis W. Retoske	68	151,703	*
All directors and executive officers as a group (10 persons)	234,526	1,245,565	8.8%

5% Beneficial Holders
State of Wisconsin Investment Board(2)	2,063,900	0	13.3%
P.O. Box 7842
Madison, WI 53707

Marathon Capital Management(3)	1,085,250	0	7.0%
P.O. Box 771
Hunt Valley, MD 21030

Austin W. Marxe and David M. Greenhouse(4)	969,100	0	6.3%
153 East 53rd Street
New York, NY 10022

*	Represents beneficial ownership of less than one percent
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 15,485,173 shares of Common Stock outstanding on April 24, 2003, adjusted as required by rules promulgated by the SEC.
(2)	Based upon a Schedule 13G/A filed February 13, 2003 with the SEC by the State of Wisconsin Investment Board.
(3)	Based upon a Schedule 13G/A filed January 31, 2003 with the SEC by Marathon Capital. Marathon Capital is any Investment Advisor and holds soles voting power with regards to 202,500 shares and has sole disposal power with regards to all 1,085,250 shares.
(4)	Based upon a Schedule 13G/A filed March 4, 2003 with the SEC by Austin W. Marxe and David Greenhouse. According to that Schedule 13G/A, Austin W. Marxe and David M. Greenhouse have the power to vote or to direct the vote of and to dispose or to direct the disposition of securities held by Special Situations Fund III, L.P., Special Situations Technology Fund, L.P., and Special Situations Cayman Fund, L.P. by virtue of their positions as executive officers of the general partners or investment advisers of those funds. The above entities are the record holders of the Common Stock.

EXECUTIVE OFFICERS

The following table sets forth information with respect to the Company’s executive officers as of April 24, 2003.

Name	Age	Position
Howard J. Nellor	64	Director, President and Chief Executive Officer
William R. Neil	52	Vice President, Finance and Chief Financial Officer
Denis W. Retoske	63	Vice President, General Counsel and Secretary
Ronald J. Davis	55	Vice President, Sales and Field Operations
Eric Random	54	Vice President, Engineering
Alan D. Curtis	43	Vice President, New Product Development and Chief Technology Officer
Cary A. Kimmel	59	Vice President, Business Development
Steve J. Robinson	44	Vice President, Marketing

Mr. Nellor is a nominee for director. See “Election of Directors—Director Nominees” for a discussion of his business experience. No officer has any arrangement or understanding with any other person(s) pursuant to which he was selected as an officer. The biographies below contain the term that each Named Executive Officer has served in such capacity.

William R. Neil has served as Chief Financial Officer and Vice President of Finance of Peerless since August 2000. In this capacity, he oversees and directs all financial planning, reporting, accounting and audit activities. He also manages the Information Technology and Human Resources departments. From February 1998 to July 2000, Mr. Neil served as Corporate Controller of Peerless. From September 1996 through July 1997, Mr. Neil served as Vice President and Chief Financial Officer for Interactive Medical Technologies, Ltd., a provider of non-radioactive diagnostic products and laboratory analysis for studying the effects of experimental drugs and surgical procedures on regional blood flow. Prior to that time, he served as Senior Vice President and Chief Financial Officer for Perceptronics, Inc., a developer of training and simulation devices, artificial intelligence command and control programs for the Department of Defense, and Vice President and Chief Financial Officer for Clifford Electronics, Inc., a manufacturer and distributor of auto alarm systems. Mr. Neil obtained his certification as a public accountant in the State of California during his tenure at Arthur Andersen & Co. Mr. Neil received a B.S. from California State University, Northridge.

Denis W. Retoske was named Vice President, General Counsel and Secretary of Peerless in August 2000. In this capacity, Mr. Retoske is responsible for corporate governance and intellectual property matters, outside licensing and contracting activities, advising on all legal matters and overseeing the work of outside legal counsel. From joining Peerless in January 1998 until August 1999, Mr. Retoske served as Contracts Manager for the Company, and from August 1999 until August 2000, Mr. Retoske served as the Company’s Director of Legal Affairs. Prior to joining Peerless, Mr. Retoske managed his own law firm for sixteen years representing public and private companies and individuals in the high technology and health care services industries. His career also includes twelve years with Xerox Corporation in a variety of financial positions in RD&E in Rochester, NY and the Electronics Division in El Segundo, CA, one year on the Corporate Finance Staff of Chrysler Corporation and five years active duty as an officer in the United States Marine Corps. Mr. Retoske holds a B.B.A. from the University of Notre Dame, an M.B.A. from the Wharton School of Finance of the University of Pennsylvania and a J.D. from Western State University College of Law. He is licensed to practice law in the State of California and the District of Columbia. He is admitted to practice before all Federal District Courts in California and Arizona.

Ronald J. Davis was named Vice President, Sales and Field Operations in December 1999. In this position, Mr. Davis is responsible for Worldwide Sales and Field Operations for Peerless Systems Corporation and Peerless Systems Imaging Products, Inc. and the management of the Peerless KK Company in Tokyo, Japan. Since September 2001, Mr. Davis has represented Peerless as a board member and co-representative director of

Peerless KK Company in Tokyo, Japan. Mr. Davis served as the Company’s Vice President of Marketing from March 1998 until December 1999, Director of Marketing from July 1997 until February 1998 and Director of Strategic Planning from July 1996 until February 1997. Prior to joining Peerless in July 1996, Mr. Davis worked at Xerox Corporation for 13 years in various positions including: Product Business Team Manager, Manager of Market and Product Planning, Manager of Product Marketing and Manager of the Program Business Office. In addition, Mr. Davis also has 13 years of related experience with 3M Corporation. Mr. Davis received a B.S. degree in Business from the University of Minnesota and an M.B.A. in Marketing from the College of St. Thomas.

Eric Random has served as Vice President, Engineering since June 2001. In this capacity, he is responsible for all engineering activity at Peerless, including management of Peerless’ Kent, WA facility, Peerless Systems Imaging Products, Inc. (“PSIP”). From August 2000 to June 2001, Mr. Random served as Vice President, Special Projects, and he oversaw the integration of PSIP with Peerless Systems Corporation in connection with the acquisition of PSIP. From April 1999 to August 2000, Mr. Random served as a Senior Architect and member of the Peerless Core Technology group, responsible for formulating new technology direction. From July 1996 to April 1999, he spearheaded the development of the PeerlessPage color imaging architecture. He has a broad background in software development, including operating systems, 4GL languages and user interface. Mr. Random has been with Peerless since 1992 and holds a B.A. from Yale University.

Alan D. Curtis, has served as Chief Technology Officer and Vice President of New Product Development since February 2000. In this capacity, Mr. Curtis leads the Company’s new technology development efforts in the areas of high performance color imaging, system architectures supporting embedded controller technologies, and software applications supporting printing and document workflows. In his role as Vice President of New Product Development, Mr. Curtis is also responsible for directing the deployment of Peerless’ new technologies. Prior to his role in new product development, Mr. Curtis served as Vice President of Technology and Architecture from February 2000 to June 2002, and Vice President of Product Development from October 1999 to February 2000. From November 1997 to October 1999, Mr. Curtis served as Director of Corporate Development. Earlier roles at Peerless include Senior Project Manager, North America, Manager of Software Development, and Senior Software Engineer. Before joining Peerless in 1992, Mr. Curtis worked for Xerox, Accenture (formerly Andersen Consulting), and two start-ups developing software for the entertainment field. Mr. Curtis holds an M.S. in Computer Science from the University of Wisconsin, Madison and a B.A. from UCLA.

Cary A. Kimmel, has served as Vice President of Business Development since October 2001. In this capacity, Mr. Kimmel is responsible for contractual relationships with the Company’s customers and strategic partners, tactical pricing and license management. Since April 2001, Mr. Kimmel has represented Peerless as a board member of Peerless KK Company in Tokyo, Japan. Mr. Kimmel joined the Company in June 1995 and held the position of Director of Business Development from June 1995 to February 2001 and Senior Director Business Development from February 2001 to October 2001. Immediately prior to joining the Company in June 1995, Mr. Kimmel was with Xerox Corporation for twenty-six years and held positions in Product and Project Planning, Finance and Business Development.

Steve J. Robinson, has served as Vice President of Marketing since September 2002. In this capacity, Mr. Robinson is responsible for all marketing initiatives and positioning the Company in new market and technology sectors. Prior to joining Peerless in September 2002, Mr. Robinson was vice president of product planning at Sharp Electronics Corporation, the United States sales and marketing arm of Japanese appliance and electronic components maker Sharp Corporation, for approximately two and a half years. Prior to joining Sharp in January 2000, Mr. Robinson was the worldwide sales and marketing operations director for Xerox Corporation for approximately three years. Mr. Robinson also held senior management positions at Xerox Europe and Rank Xerox from 1992 to 1997. Mr. Robinson has a degree in marketing from South London College.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

The following table sets forth certain information regarding the annual and long-term compensation for services in all capacities for the fiscal years indicated for each of the following persons (the “Named Executive Officers”):

•	our chief executive officer; and

•	the next four of our most highly compensated executive officers whose annual salary and bonus exceeded $100,000.
				Long-Term Compensaton Awards/ Securities Underlying Options	All Other Compensaton (2)
		Annual Compensation (1)
Name and Principal Position	Fiscal Year	Salary	Bonus
Howard J. Nellor(3)	2003	$275,769	$127,500	30,000	$2,000
President, Chief Executive Officer and Director	2002	295,385	85,740	100,000	0
	2001	186,462	123,760	204,000	0

William R. Neil(4)	2003	183,846	63,750	20,000	0
Vice President, Finance and Chief Financial Officer	2002	198,077	53,925	100,000	0
	2001	150,146	71,825	101,875	0

Ronald J. Davis(5)	2003	407,847	—	17,500	2,094
Vice President, Sales	2002	317,487	39,458	75,000	2,046
	2001	179,356	44,355	—	2,000

Denis W. Retoske(6)	2003	160,865	63,750	17,500	2,236
Vice President, General Counsel and Secretary	2002	173,007	48,900	50,000	2,096
	2001	131,985	67,550	105,000	2,163

Eric Random(7)	2003	147,077	42,500	16,000	2,330
Vice President, Engineering	2002	159,231	42,650	50,000	2,055
	2001	137,943	65,850	103,750	2,025

(1)	In accordance with SEC rules, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all of the salaried employees and perquisites and other personal benefits received by the named executive officers that do not exceed the lesser of $50,000 or 10% of the officer’s salary and bonus described in this table.
(2)	Represents Company matching contributions under the 401(k) Plan.
(3)	Bonuses include $48,240 paid in fiscal 2002 as a retention bonus and $23,760 paid in fiscal 2001 as a retention bonus.
(4)	Bonuses include $35,175 paid in fiscal 2002 as a retention bonus and $17,325 paid in fiscal 2001 as a retention bonus.
(5)	Bonuses include $29,145 paid in fiscal 2002 as a retention bonus and $14,355 paid in fiscal 2001 as a retention bonus. The sales commission pay previously included under the section “Other Annual Compensation” for fiscal years 2001 ($15,000) and 2002 ($143,064) have been adjusted to be included under the section “Salary”. For fiscal year 2003, Mr. Davis received sales commission pay in the amount of $246,982—which is included in his salary amount.
(6)	Bonuses include $30,150 paid in fiscal 2002 as a retention bonus and $14,850 paid in fiscal 2001 as a retention bonus.
(7)	Bonuses include $30,150 paid in fiscal 2002 as a retention bonus and $14,850 paid in fiscal 2001 as a retention bonus.

Stock Option Grants and Exercises

Option/SAR Grants in Fiscal Year 2003.    The following table summarizes the stock options granted under the Incentive Plan to the Named Executive Officers during the last fiscal year. No SARs were granted during the last fiscal year.

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in Fiscal 2003(1)	Exercise Price (per share)	Expiration Date(2)
Name					5%	10%
Howard J. Nellor	30,000	3.78%	$1.22	3/20/2012	$23,018	$58,331
William R. Neil	20,000	2.52	1.22	3/20/2012	15,345	38,887
Ronald J. Davis	17,500	2.20	1.22	3/20/2012	13,427	34,026
Denis W. Retoske	17,500	2.20	1.22	3/20/2012	13,427	34,026
Eric Random	16,000	2.01	1.22	3/20/2012	12,276	31,110

(1)	Based on an aggregate of 794,373 shares of Common Stock that are subject to options granted to employees during fiscal year 2003 (including executive officers).
(2)	The term of each option grant is generally ten years from the date of grant. The options may terminate before their expiration dates if the option holder’s status as an employee is terminated or upon the option holder’s death or disability. The Company’s bylaws prohibit repricing of options without stockholder approval.
(3)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC and do not represent either historical appreciation or the Company’s estimate or projection of the Company’s future Common Stock prices.

Option Exercises in Fiscal Year 2003.    The following table shows for the fiscal year ended January 31, 2003 certain information regarding options exercised by and held at year-end by the Named Executive Officers:

Aggregated Option Exercises Last Fiscal Year and Fiscal Year-End Option Values

No Named Executive Officers exercised any options during the fiscal year ended January 31, 2003.

	Number of Securities Underlying Unexercised Options at January 31, 2003		Value of Unexercised In-the-Money Options at January 31, 2003(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Howard J. Nellor	253,999	80,001	$28,500	$67,300
William R. Neil	160,758	81,867	26,588	67,122
Ronald J. Davis	96,542	70,958	20,292	50,258
Denis W. Retoske	136,286	43,152	15,132	34,098
Eric Random	150,631	42,980	14,722	33,948

(1)	Based on the closing price of our Common Stock on January 31, 2003 of $1.48.

Employment and Severance Agreements

Mr. Nellor has an arrangement with the Company that provides for accelerated vesting of options in the event of change in control of the Company. Each of Messrs. Neil and Retoske has an arrangement with the Company whereby each will receive three months of severance pay in the event of his termination without cause and accelerated vesting of options in the event of a change in control of the Company. Mr. Random has a written agreement that provides for three months severance pay and accelerated vesting of options in the event of a change of control of the Company.

Equity Compensation Plan Information

The following table provides aggregate information regarding the shares of Common Stock that may be issued upon the exercise of options, warrants and rights under all of Peerless’ equity compensation plans as of January 31, 2003. The information set forth below does not give effect to the proposed amendment to the Company’s Incentive Plan described in Proposal No. 3 above.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	3,123,095	(1)	$2.83	(1)	443,877
Employee stock purchase plan approved by security holders	N/A		N/A		1,093,287
Equity compensation plans not approved by security holders	N/A		N/A		N/A

Total	3,123,095	(1)	$2.83	(1)	1,537,164

(1)	Excludes 20,727 outstanding options with a weighted average exercise price of $0.82 per share assumed by the Company in connection with the merger of Auco, Inc. (re-named Netreon, Inc.), with and into the Company in June 1999. The plan governing these options was terminated as to future option grants as of the time of the merger.

FEES PAID TO INDEPENDENT PUBLIC ACCOUNTANTS

Fees paid by the Company to Ernst & Young LLP for the last fiscal year were as follows:

Audit Fees.    The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements for the fiscal year ended January 31, 2003 and the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for that year were approximately $275,575.

Other Audit-Related Fees.    The aggregate fees billed for other audit-related services rendered by Ernst & Young LLP, in addition to the services referenced under the caption “Audit Fees,” during fiscal year 2003 were approximately $32,845. Of this amount, fees paid for the audit of the Company’s 401(k) Plan were approximately $22,900.

Financial Information Systems Design and Implementation Fees.    We did not engage Ernst & Young LLP to provide advice to us regarding financial information systems design and implementation during fiscal year 2003.

All Other Fees.    The aggregate fees billed for services rendered by Ernst & Young LLP, other than fees for the services referenced under the captions “Audit Fees” and “Other Audit-Related Fees,” during fiscal year 2003 were approximately $81,200. Of this amount, fees paid for tax related services, including preparation of the Company’s federal taxes, were approximately $46,600, and fees paid for certain advisory services relating to our divestiture and sale of Netreon were approximately $24,600.

The Audit Committee has determined that the provision of the services described above are compatible with maintaining Ernst & Young LLP’s independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. The information regarding compliance with Section 16(a) is based solely on a review of the copies of such reports furnished to the Company by the executive officers, directors and 10% stockholders. The Company believes that, during the fiscal year ended January 31, 2003, all of the executive officers, directors and 10% stockholders complied with all applicable Section 16(a) filing requirements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of Messrs. Barrett (Chairman), Cole and North. No member of the Compensation Committee has served as one of the Company’s officers or employees at any time. None of the executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION

The Compensation Committee of our Board of Directors (herein this report, the “Committee”) is pleased to present its annual report, which is intended to update stockholders on the development of our executive compensation program. This report summarizes the compensation policy and objectives that guide the development and administration of the executive compensation program, each component of the program, and the basis on which the compensation for the chief executive officer, executive officers and senior management was determined for the fiscal year ended January 31, 2003.

During the 2003 fiscal year, the members of the Committee were Robert G. Barrett (Chairman), Louis C. Cole and Robert L. North. The Committee’s responsibilities include oversight, development and administration of the total compensation program for executive officers, senior management and other key executives, and administration of the incentive, equity and employee benefit plans. The Committee held four meetings during the fiscal year 2003.

Executive Compensation Philosophy

In designing the Company’s compensation programs, we follow our belief that compensation should reflect the value created for stockholders while supporting our business strategies and long-range plans and the markets we serve. The Compensation Committee reviews and determines the compensation of our executive officers based on a compensation program that reflects the following themes:

•	A compensation program that stresses our annual financial performance and increase in the Company’s value;

•	A compensation program that strengthens the relationship between pay and performance by providing variable, at-risk compensation based on objective performance measures;

•	A compensation program that is competitive within the industry while directly linking a significant portion of the executive’s compensation to the enhancement of stockholder value; and

•	A compensation program that will attract, motivate and retain high quality employees who will enable us to achieve our strategic and financial performance goals.

In carrying out these objectives, the Committee considers the level of compensation paid to executive officers in positions of companies similarly situated in size and products, the individual performance of each executive officer, corporate performance, and the responsibility and authority of each position relative to other positions within the Company.

Executive Compensation Components

The Company’s executive compensation package consists of three components: base salary and related benefits; annual cash performance incentives; and equity-based compensation incentives. On an annual basis the Committee, in conjunction with executive management, assesses the effectiveness of the overall program. The Committee also on a regular basis compares the compensation levels of the Company’s executives and the Company’s performance to the compensation received by executives and the performance of similar companies. The following is a discussion of the principal components of the executive compensation program for fiscal year 2003, each of which is intended to serve our overall compensation philosophy.

Base Salary and Benefits.    Each officer’s salary is reviewed individually on an annual basis. Each executive officer receives a base salary and benefits based on competitive compensation information and his or her responsibilities and performance. The Committee also takes into account Company performance in setting salaries. In light of the Company’s financial performance in fiscal 2002 and as part of the Company’s cost reduction program, the Committee determined, after consultation with executive management, to decrease individual salaries of the Company’s executive officers, including the Chief Executive Officer, by 10% for fiscal year 2003. In order to provide incentives for corporate performance, the Committee further determined to grant options to these executive officers in an amount equal to the dollar reduction in salary for fiscal 2003. Thus, a 15,000 pay cut was matched with an option grant for 15,000 shares. All options were granted with an exercise price equal to the fair market value of the Company’s commons stock on the date of grant. The Committee made these determinations in order to further incentivize management to maximize shareholder value and to increase the value of the Company.

Performance Incentive Compensation.    The Compensation Committee administers our annual management incentive cash bonus plan for executive officers and senior operations, sales and staff managers. The goal of the management incentive plan is to reward participants in proportion to Company performance and/or our business unit/region for which they have a direct impact, adjusted for individual performance. In the beginning of fiscal year 2003, the Committee established bonus compensation formulas for the executive officers based, in part, on the Company meeting certain objective quarterly and fiscal revenue targets. Maximum bonuses payable ranged, based on position, from $35,000 to $75,000, for executive officers other than the CEO, and a maximum bonus of $150,000 for our CEO. At fiscal year end, the Committee determined the extent to which revenue targets were met and further evaluated individual performance, and adjusted bonuses accordingly. Based on this review, the Committee granted performance bonus incentives for the executive officers (other than Mr. Davis) ranging from approximately $30,000 to $127,000, for fiscal year 2003 performance. Mr. Davis received sales commissions pursuant to his fiscal 2003 sales plan. No retention bonuses were granted for fiscal year 2003.

Long-Term Incentive Compensation.    The primary purpose of our long-term incentive compensation is to encourage and facilitate personal stock ownership by the executive officers and thus strengthen their personal commitments to the Company and provide a longer-term perspective in their managerial responsibilities. This component of an executive officer’s compensation directly links the officer’s interests with those of our other stockholders. Our primary form of long-term incentive compensation is through stock option grants. The ultimate value of any stock option is based solely on the increase in value of the shares of our Common Stock over the grant price. The Committee grants stock options with exercise prices equal to the fair market value of our Common Stock on the date of grant. Accordingly, stock options have value only if our stock price appreciates from the date of grant. Periodic grants of stock options are generally made annually to eligible employees, with additional grants being made to certain employees upon commencement of employment and, occasionally, following a significant change in job responsibilities, scope or title.

For fiscal 2003, as a result of the Company’s financial performance for fiscal 2002 and in connection with the Committee’s salary reduction program for executive officers, the Committee granted options to the executive officers, including the CEO, based solely on the amount of fiscal 2003 salary reduction for such officer. Thus, an executive officer whose salary was reduced by $15,000, was granted an option covering 15,000 shares. These options were granted with an exercise price of $1.22, which was equal to the fair market value of our Common Stock on the date of grant. Thus, in order for the officer to recapture the salary reduction, the fair market value of our Common Stock has to rise at least $1.00 per share. These options vest 1/12th per month from the date of grant. These grants resulted in significantly less options being granted than in previous years.

Approval of an Amendment to the Incentive Plan

The principal purpose of our Incentive Plan, is to provide incentives for our officers, and key employees through the granting of stock-based awards, thereby aligning the interests of these employees with that of our stockholders, enhancing their personal and active interest in our development and financial success, and encouraging them to remain in our employ. The Committee determined that it would be in the best interests of the Company and its stockholders to increase the reserve of shares under the plan. The size of the proposed share increase under the Incentive Plan is based, in part, on the expected needs of the Company in the future and our historical grant practices. The Committee believes that stockholder approval of the proposed amendment to the plan is necessary to ensure that an adequate number of shares of our Common Stock will be available for future grants to provide sufficient incentives to our employees.

CEO Compensation

In March 2002, the Committee set Mr. Nellor’s salary for fiscal year 2003 at $270,000, representing a decrease of 10% or $30,000 from fiscal 2002 salary. The Committee implemented this decrease, after consultation with the CEO, in light of the financial performance of the Company in fiscal 2002 and as part of the Company’s cost reduction program. The Committee also desired to place greater emphasis on performance incentive compensation. As part of the salary reduction program, Mr. Nellor received options to purchase 30,000 shares of Common Stock with an exercise price of $1.22. In March 2003, and based upon the improved financial performance of the Company in 2003 and the individual performance of Mr. Nellor, the Committee awarded Mr. Nellor a performance bonus of $127,500 for fiscal 2003.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to each of the Named Executive Officers in a taxable year. Options granted with exercise prices at least 100% of fair market value are intended to qualify under the Incentive Plan as “performance-based compensation.” Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Committee believes that, with respect to the application of Section 162(m) of the Code, at the present time it is highly unlikely that the cash compensation paid to any Named Executive Officer in a taxable year will exceed $1 million.

The Compensation Committee

Robert G. Barrett (Chairman)

Louis C. Cole

Robert L. North

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee (the “Committee”) oversees the Company’s financial reporting process on behalf of the Board of Directors and the Committee’s written charter has been approved by the Board of Directors. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements and the Company’s critical accounting policies in the Company’s Annual Report on Form 10-K for its fiscal year ended January 31, 2003 with management, who have the primary responsibility for the financial statements and the reporting process. As part of its review, the Committee discussed the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with Ernst & Young LLP, the Company’s independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed under generally accepted accounting principles and SAS 61 (Codification of Statements on Auditing Standards, AU 380). In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and considered the compatibility of non-audit services with the auditors’ independence.

The Committee discussed with Ernst & Young LLP the overall scope and plans for their audits. The Committee meets with Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of its financial reporting. The Committee held four such meetings with Ernst & Young LLP during the fiscal year ended January 31, 2003.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2003 for filing with the Securities and Exchange Commission. The Committee and the Board of Directors have also recommended, subject to stockholder approval, the selection of Ernst & Young LLP as the Company’s independent auditors for fiscal year ending January 31, 2004.

The Audit Committee

Robert L. North (Chairman)

Robert G. Barrett

Louis C. Cole

PERFORMANCE MEASUREMENT COMPARISON

The following chart shows a five-year comparison of cumulative returns, calculated on a dividend reinvested basis, for the Company, the Nasdaq Stock Market (United States Companies) and the Media General Software Applications Index. The Company had previously measured its performance versus the H&Q Technology Index, which is no longer published (and, thus, unavailable for comparison). The Company will continue to use the Media General Software Applications Index in the future. The Media General Software Applications Index is composed of 125 leading software application companies, as determined by Media General Financial Services. The graph assumes that $100 was invested in each of the Common Stock, the Nasdaq Stock Market and the Media General Software Applications Index on January 30, 1998.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Proposals by stockholders to be presented at the Company’s 2004 annual meeting must be received by the Company no later than 120 days prior to May 15, 2004, in order to be considered for inclusion in the Company’s proxy statement and form of proxy for such meeting. Furthermore, pursuant to the Company’s Bylaws, proposals by stockholders submitted outside the process of Rule 14a-8 under the Exchange Act may be considered untimely and ineligible to properly come before the Company’s 2004 annual meeting if such proposal is not submitted between 60 and 90 days prior to June 19, 2004.

PLEASE RETURN YOUR PROXY AS SOON AS POSSIBLE. UNLESS A QUORUM CONSISTING OF A MAJORITY OF THE OUTSTANDING SHARES ENTITLED TO VOTE IS REPRESENTED AT THE ANNUAL MEETING, NO BUSINESS CAN BE TRANSACTED. THEREFORE, PLEASE BE SURE TO DATE AND SIGN YOUR PROXY EXACTLY AS YOUR NAME APPEARS ON YOUR STOCK CERTIFICATE AND RETURN IT IN THE ENCLOSED PREPAID RETURN ENVELOPE. PLEASE ACT PROMPTLY TO ENSURE THAT YOU WILL BE REPRESENTED AT THE ANNUAL MEETING.

AVAILABLE INFORMATION

The Company is required to file annual, quarterly and special reports and other information with the SEC. You can read the Company’s filings with the SEC over the Internet at the SEC’s website at www.sec.gov. You may read and copy any document filed with the SEC, or obtain copies of the documents at prescribed rate at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The Company’s SEC filings are also available at the office of the Nasdaq Stock Market, Inc. For further information on obtaining copies of the Company’s public filings at the Nasdaq Stock Market, you should call (212) 656-5060. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2003 filed with the SEC is available without charge upon written request to: Corporate Secretary, Peerless Systems Corporation, 2381 Rosecrans Avenue, El Segundo, California 90245.

By Order of the Board of Directors

Denis W. Retoske

Vice President, General Counsel and Secretary

May 15, 2003

ANNEX A

AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED 1996 EQUITY INCENTIVE PLAN

OF

PEERLESS SYSTEMS CORPORATION

This Amendment to the Amended and Restated 1996 Equity Incentive Plan of Peerless Systems Corporation (“Amendment”) is adopted by Peerless Systems Corporation, a Delaware corporation (the “Company”), effective as of June 19, 2003.

RECITALS

The 1996 Equity Incentive Plan of the Company (the “Plan”) was adopted on July 25, 1996 and amended and restated as of September 17, 1998.

Section 14(a) of the Plan provides that the Plan may be amended by the Board of Directors of the Company to increase the maximum number of securities that may be issued under the Plan, subject to obtaining stockholder approval.

Capitalized terms used in this Amendment shall have the meanings assigned to them in the Plan.

AMENDMENT

Subsection (a) of Section 4 of the Plan is hereby amended in its entirety as follows:

4.	“Shares Subject to the Plan.

(a)    Subject to the provisions of Section 13 relating to adjustments upon changes in stock, the stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate four million six hundred sixty-six thousand six hundred and sixty six (4,666,666) shares of Common Stock. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full (or vested in the case of Restricted Stock), the stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan.”

******************

The undersigned, Denis W. Retoske, Vice President, General Counsel and Corporate Secretary of the Company, hereby certifies that the Board of Directors adopted the foregoing Amendment effective March 18, 2003, and the stockholders approved the foregoing Amendment on June 19, 2003.

Executed at El Segundo, California this 19th day of June 2003.

Peerless Systems Corporation, a Delaware corporation

By:
Denis W. Retoske Vice President, General Counsel and Corporate Secretary

A-1

PEERLESS SYSTEMS CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

June 19, 2003

2:00 P.M.

2381 Rosecrans Avenue

El Segundo, CA 90245

ê    Please detach here    ê

Peerless Systems Corporation
2381 Rosecrans Avenue
El Segundo, CA 90245	Proxy

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on June 19, 2003 and appoints Howard J. Nellor and Denis W. Retoske, or either one of them, with full power of substitution, as proxy for the undersigned, to vote all shares of Common Stock, .001 par value per share, of Peerless Systems Corporation, owned of record by the undersigned, with all powers the undersigned would have if personally present at the Annual Meeting of Stockholders of Peerless Systems Corporation to be held on June 19, 2003 at 2:00 PM (Pacific Daylight Time) at 2381 Rosecrans Avenue, El Segundo, California 90245, and any adjournments or postponements thereof for any purpose.

If no choice is specified, the proxy will be voted “FOR” all nominees and items 2 and 3.

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED IN FAVOR OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE AND IN FAVOR OF EACH OF THE OTHER PROPOSALS.

See reverse for voting instructions.

COMPANY #
CONTROL #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (CT) on June 18, 2003.
•	You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4-digits of the U.S. Social Security Number or Tax Identification Number for this account. If you do not have a U.S. SSN or TIN please enter 4 zeros.
•	Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/prls/ — QUICK««« EASY««« IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 18, 2003.
•	You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4-digits of the U.S. Social Security Number or Tax Identification Number for this account to obtain your records and create an electronic ballot. If you do not have a U.S. SSN or TIN please leave blank.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to PEERLESS SYSTEMS CORPORATION c/o Shareowner Services/SM/, P.O. Box 64873, St. Paul, MN 55164-0873.

☒ PLEASE MARK VOTE AS IN THIS EXAMPLE.

If you vote by Phone or Internet, please do not mail your Proxy Card

ê    Please detach here    ê

The Board of Directors Recommends a Vote FOR all Nominees for Director and Items 2 and 3.

1. Election of Directors:	01 Robert G. Barrett	03 Howard J. Nellor	☐ Vote FOR	☐ Vote WITHHELD
Nominees:	02 Louis C. Cole	04 Robert L. North	all nominees	from all nominees
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2. Ratification of Selection of Ernst & Young LLP as Independent Auditors	☐	For	☐	Against	☐	Abstain
3. Approval of Amendment to 1996 Equity Incentive Plan to Increase the Authorized Shares by 700,000 shares of Common Stock	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES AND EACH PROPOSAL.

Address Change? Mark Box ☐	Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.